Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 26, 2014 (this “Agreement”), is by and between Shanghai Fosun Pharmaceutical (Group) Co., Ltd, a Chinese corporation (the “Investor”), and Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, 2,857,255 shares (the “Shares”) of common stock of the Company, no par value (“Common Stock”), subject to adjustment as provided in Section 2.06 hereof; and

WHEREAS, the Company and the Investor concurrently herewith are entering into (i) that certain agreement dated as of the date hereof, governing, among other things,  the ownership, directly or indirectly, at any time and from time to time, by the Investor and any of its Affiliates of any shares of Common Stock, including but not limited to the Shares (the “Standstill Agreement”) and (ii) that certain stockholder agreement, dated the date hereof, governing, among other things, the Investor’s registration rights related to the Shares and restrictions on the ability of the Investor to transfer the Shares (the “Stockholder Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Certain Defined Terms.

“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rule-making process by or before any Governmental Authority.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Beijing, China.  In the event that any action is required or permitted to be taken under this

Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“China” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Governmental Approvals” shall have the meaning set forth in Section 3.04(b).

“Company Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any event, change, development, condition or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) changes in the economy or the financial, securities or currency markets in the United States, China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which the Company and its Subsidiaries engage in business, (iii) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (iv) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts, in and of itself (but not the underlying causes thereof), (v) any taking of any action at the written request of the Investor, (vi) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vii) any generally applicable changes in GAAP or accounting standards or interpretations thereof, or (viii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (vi), (vii) and (viii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement which shall be deemed to be part of this Agreement.

“Environmental Laws” shall have the meaning set forth in Section 3.22.

“ERISA” shall have the meaning set forth in Section 3.24.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, as revised by Financial Standards Accounting Board from time to time, applied consistently throughout the periods involved.

“Governmental Approvals” shall have the meaning set forth in Section 4.04.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“Indemnified Party” shall have the meaning set forth in Section 8.15(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.15(c).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.21.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Indemnitee” shall have the meaning set forth in Section 8.15(a).

“Investor Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Investor and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been an Investor Material Adverse Effect, any event, change, development, condition or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) changes in the economy or the financial, securities or currency markets in the United States, China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which the Investor and its Subsidiaries engage in business, (iii) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (iv) any taking of any action at the written request of the Company, (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vi) any generally applicable changes in accounting standards or interpretations thereof, or (vii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (v), (vi) and (vii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Investor and its Subsidiaries, taken as a whole.

“JV Transaction” shall have the meaning given in Section 5.02.

“Knowledge” means the actual knowledge of any executive officer, after reasonable inquiry of the applicable subject matter.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest or agreement securing any obligation of any Person.

“Loss” shall have the meaning set forth in Section 8.15(a).

“Material Agreements” shall have the meaning set forth in Section 3.17.

“Money Laundering Laws” shall have the meaning set forth in Section 3.27.

“NASDAQ” means the NASDAQ Stock Exchange.

“OFAC” shall have the meaning set forth in Section 4.07.

“Parties” means the Company and the Investor.

“Permits” means all licenses, permits, certificates, consents, orders, approvals and other authorizations presently required or necessary from all Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Purchase Price” shall have the meaning set forth in Section 2.02.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the periodic reports that the Company has filed with the SEC (including the exhibits incorporated by reference) since January 1, 2014 in accordance with its obligations under the Exchange Act and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Subscription Agreement” means the Share Subscription Agreement of even date herewith by and among the Company, Fosun Industrial Co., Limited and Nature’s Sunshine Hong Kong Limited.

“Shares” shall have the meaning set forth in the Recitals.

“Standstill Agreement” shall have the meaning set forth in the Recitals.

“Stockholder Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns directly or indirectly more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

“Substantial Detriment” shall have the meaning set forth in Section 5.01(d).

“Taxes” means all taxes, charges, fees, levies or tariffs in the nature of a tax (together with interest, penalties or additions thereto) imposed by any Governmental Authority.

“Termination Trigger” shall have the meaning set forth in Section 7.01(d).

“Transaction Agreements” means, collectively, this Agreement, the Stockholder Agreement and the Standstill Agreement.

“Transfer” shall have the meaning set forth in Section 4.09(a).

Section 1.02                             Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Recital, Section, Exhibit or Schedule, such reference is to an Article, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                                   any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g)                                  references to a Person are also to its successors and permitted assigns; and

(h)                                 the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01                             Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, the Shares.

Section 2.02                             Purchase Price.  The purchase price for the Shares shall be a per Share price of $16.19 (the “Purchase Price”), representing a 10% (ten percent) premium to the average of the closing sale price per share of Common Stock as reported by NASDAQ for the 30 consecutive trading days preceding the date this Agreement is executed by the Parties hereto.

Section 2.03                             Closing.  Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at 9:00 a.m. (Pacific time) at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, on the third Business Day after the date that the parties have received notice that each of the conditions set forth in ARTICLE VI of this Agreement have been satisfied or have been waived, or at such other date, time and place as the Company and the Investor may mutually agree upon in writing (the date upon which the Closing occurs is referred to herein as the “Closing Date”).

Section 2.04                             Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Investor or its designated custodian:

(a)                                 a certificate representing the Shares registered in the name of the Investor;

(b)                                 the officer’s certificate contemplated in Section 6.03(c);

(c)                                  a certificate of the Secretary or Assistant Secretary of the Company, in form and substance satisfactory to the Investor, certifying, among other things, as to true and complete copies of (i) the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization of the execution and delivery of each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) the Company’s Amended and Restated Articles of Incorporation and (iii) the Company’s Second Amended and Restated Bylaws (each of (i), (ii) and (iii) shall be attached as exhibits to such certificate);

(d)                                 an opinion of (i) Dorsey & Whitney LLP, Utah counsel for the Company, in substantially the form attached hereto as Exhibit A-1, (ii) Latham & Watkins LLP, corporate counsel for the Company in substantially the form attached hereto as Exhibit A-2 and (iii) Richard Strulson, the Company’s counsel, reasonably satisfactory to the Investor, in substantially the form attached hereto as Exhibit A-3, each dated as of the Closing Date;

(e)                                  a copy of the Company’s Amended and Restated Articles of Incorporation certified as a true and complete copy by the Secretary of State of the State of Utah as of a date within five (5) Business Days of the Closing Date;

(f)                                   evidence of the formation and good standing of the Company in the State of Utah as of a date within five (5) Business Days of the Closing Date;

(g)                                  a letter from the Company’s registrar for the Common Stock certifying the number of shares of Common Stock outstanding on the Business Day prior to the Closing Date; and

(h)                                 a certificate as to the Company’s nonforeign status which satisfies the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.1445-2(b)(2), in form and substance reasonable satisfactory to the Investor.

Section 2.05                             Closing Deliveries by the Investor.  At the Closing, the Investor shall deliver to the Company:

(a)                                 the Purchase Price, without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account in the United States to be designated by the Company in a written notice to the Investor prior to the Closing; and

(b)                                 the officer’s certificate contemplated in Section 6.02(c).

Section 2.06                             Adjustments to Number of Shares. The number of Shares issued by the Company to the Investor at the Closing and the Purchase Price per Share shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Closing.  In addition, in the event that after the date hereof and prior to the Closing, the Company shall have issued any shares of Common Stock, including, but not limited to, in connection with the exercise of any options, warrants or other rights to acquire shares of Common Stock or the conversion or exchange of any securities that are convertible into or exchangeable for shares of Common Stock (but excluding any shares of Common Stock that may be issued, or are deemed or required to be issued, in connection with the exercise of any outstanding stock options that occur after 5:00 p.m. (Pacific time) two Business Days prior to the Closing Date), the number of Shares to be issued by the Company and purchased by the Investor at the per Share Purchase Price shall be increased such that the total number of Shares purchased by the Investor shall be equal to 15% of the total number of shares of Common Stock outstanding on the Closing Date.

Section 2.07  Other Agreements.  Concurrently herewith, the Investor and the Company shall have entered into the Standstill Agreement and the Stockholder Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the corresponding sections of the Disclosure Schedule and any SEC Report, the Company represents and warrants to the Investor the following as of the date of this Agreement and as of the Closing Date:

Section 3.01                             Organization, Good Standing and Qualification.  Except as set forth in the Disclosure Schedule, each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full power and authority to own and lease its properties and assets and conduct its business as currently conducted.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased, or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. Other than the Subsidiaries, the Company does not own or control, directly or indirectly, any interest in any other Person.

Section 3.02                             Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock.  At the close of business on June 25, 2014, the Company had the following securities issued and outstanding:  (i) 16,191,112 shares of Company Common Stock, (ii) options to purchase an aggregate of  2,155,376 shares of Company Common Stock and (iii) 169,149 restricted stock units, each unit representing the right to receive 169,149 shares of Company Common Stock.   Except as set forth in the immediately preceding sentence, as of the date hereof, no other options, units, warrants, rights to purchase or otherwise acquire or securities that are exercisable, exchangeable or convertible into any shares of capital stock of, or other ownership interests in, the Company are outstanding.  All issued and outstanding shares of the Common Stock of the Company are, and the Shares, when so issued in accordance with the terms of this agreement will be,  duly authorized, validly issued, fully paid and non-assessable, and issued in compliance in all material respects with federal and state securities laws, free (and not issued or sold in violation) of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights.  Except as disclosed in the Disclosure Schedule, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party.  The certificates for the Shares are in valid and sufficient form.

Section 3.03                             Authorization; Enforceability.  The Company has all requisite corporate right, power and authority to enter into each Transaction Agreement and to consummate the transactions contemplated thereby and all corporate action on the part of the Company and its stockholders necessary for the authorization, execution, delivery and performance  on the Closing Date of the Transaction Agreements and the transactions contemplated thereby have been taken or will be taken prior to the Closing.  Each Transaction Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) rights of acceleration, if any, and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in an Action in equity or at law). There are no preemptive rights or rights of first refusal on behalf of any Person applicable to the issuance of any of the Shares.

Section 3.04                             No Conflict; Governmental and Other Consents.

(a)                                 The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transactions contemplated thereby will not (i) result in the violation of any provision of the Company’s Amended and Restated Articles of Incorporation or Second Amended and Restated Bylaws, each as amended to date, (ii) result in the violation of any applicable Law or (iii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except with respect to clause (ii) and (iii) to the extent that any such violation, conflict or breach would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements.  Other than rights to be granted to the Investor pursuant to the Stockholder Agreement, no holder of any of any shares of Common Stock of the Company or any other securities of the Company has any rights (“demand,” “piggyback” or otherwise) to have such shares or other securities registered pursuant to a registration statement or otherwise registered by the Company under the Securities Act and the rules and regulations promulgated thereunder (other than  any securities registered on Form S-8 pursuant to existing equity incentive plans of the Company).

(b)                                 Assuming the accuracy of the representations of the Investor in Section 4.06 of this Agreement, no consent, approval, authorization or other order of, or registration or filing, with any U.S. federal or state Governmental Authority is required to be obtained by the Company in connection with the authorization, execution, delivery and performance on the Closing Date by the Company of the Transaction Agreements or the issue and sale of the Shares hereunder, except any filings as may be required to be made with any state blue sky or securities regulatory authority (collectively, the “Company Governmental Approvals”).

Section 3.05                             Absence of Changes.  Since December 31, 2013, except as specifically disclosed in the Disclosure Schedule and the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements, (ii) there has not been any material change in the assets, liabilities, or financial condition of the Company, except for changes in the ordinary course consistent with past practice, (iii) the Company has not altered its method of accounting other than changes required by GAAP, (iv) the Company has not redeemed or made any agreements to purchase or redeem any shares of its capital stock (v) the Company has not declared or made any dividend or distribution of cash or other property or securities to its stockholders other than quarterly dividends in the ordinary course of business and consistent with past practice and (vi) the Company has not issued any equity securities other than equity securities to officers, directors, employees or consultants of the Company and its Subsidiaries pursuant to existing equity incentive plans in the ordinary course of business and consistent with past practice.

Section 3.06                             Permits.  Each of the Company and its Subsidiaries possesses all Permits from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now conducted except where the failure to possess any Permits or to make any declaration or filings would not reasonably be expected to have a Company Material Adverse Effect.  All of such Permits are valid and in full force and effect.  Each of the Company and its Subsidiaries has fulfilled and performed all of its respective obligations with respect to such Permits (except for such failures that would not be reasonably likely to have a Company Material Adverse Effect) and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit.  The Company and its Subsidiaries have not received written notice of any Action relating to revocation or modification of any such Permit.

Section 3.07                             Litigation.  Except as set forth in the Disclosure Schedule and the SEC Reports, there are no pending or, to the Company’s Knowledge, threatened, legal or governmental Actions against the Company, any of its Subsidiaries or any of their respective property or assets or any officer or director of the Company in connection with such officer’s or director’s relationship with, or actions taken on behalf of the Company, which, if adversely determined individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.  There is no Action, suit, proceeding, inquiry or investigation before or by any court, public board or body (including, without limitation, the SEC) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries wherein an unfavorable decision, ruling or finding would materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under the Transaction Agreements.

Section 3.08                             Title to Property and Assets.  Except as set forth in the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases except for such failures that would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.09                             Accuracy of Reports.  All SEC Reports required to be filed by the Company under the Exchange Act have been timely filed with the SEC, complied at the time of filing in all material respects with the requirements of their respective forms and, except to the extent amended, updated or superseded by any subsequently filed report, were correct in all material respects as of the dates at which the information was filed, and contained (as of such dates) no untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, the SEC Reports filed on or prior to the date hereof, collectively, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, as of the Closing Date, the SEC Report filed on or prior to the Closing Date, collectively, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that with respect to the foregoing, to the extent that any statement included or incorporated by reference in any SEC Report has been amended, modified or supplemented by any statement in a subsequently filed SEC Report, such statement shall not be deemed to be included or incorporated by reference in the SEC Reports except as so amended, modified or supplemented.

Section 3.10                             Financial Information.  The Company’s financial statements that appear in the SEC Reports have been prepared in accordance with GAAP and, except in the case of unaudited statements as permitted by Form 10-Q of the SEC or as may be indicated therein or in the notes thereto, applied on a consistent basis throughout the periods indicated, and such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein and comply as to form in all material respects with the applicable accounting requirements of the Securities Act.

Section 3.11                             Accounting Controls.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2013, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 3.12                             Sarbanes-Oxley Act of 2002.  The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

Section 3.13                             Disclosure Controls. The Company and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

Section 3.14                             Investment Company.  The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of such term under the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 3.15                             Compliance With Securities Laws.  The Company has not issued, offered or sold any shares of Common Stock within the six (6) month period preceding the date hereof or taken any other action, or failed to take any action, that would cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of NASDAQ.  Subject to the accuracy of the representations and warranties of the Investor in this Agreement, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act.

Section 3.16                             Subsidiaries.  To the extent required under applicable SEC rules, Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization.  All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned or controlled, directly or indirectly, by the Company have been validly issued, are fully paid and are owned or controlled by the Company and/or its Subsidiaries free and clear of any Lien except as disclosed in the SEC Reports or the Disclosure Schedule.

Section 3.17                             Material Agreements.  Neither the Company nor any Subsidiary of the Company is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to Form 10-K (each, a “Material Agreement”) that has not been filed with the SEC other than agreements related to the transactions contemplated by this Agreement.   Neither the Company nor any Subsidiary of the Company is in default under any Material Agreement now in effect, the result of which would be reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements.

Section 3.18                             Taxes.  Except as set forth in the Disclosure Schedule, each of the Company and its Subsidiaries has prepared and filed all U.S. federal and all other material state, local and foreign tax returns required by law to be filed by it.  Each of the Company and its Subsidiaries has paid or made provisions for the payment of all Taxes shown to be due on such tax returns, except for (i) Taxes being contested in good faith for which adequate reserves have been taken or (ii) for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Company Material Adverse Effect.  Except as set forth in the Disclosure Schedule, there are no Tax audits or investigations currently ongoing, of which the Company has written notice.  The Company has not received written notice of any assessments, adjustments or contingent liability (whether federal, state, local or foreign) in respect of any Taxes pending or threatened against the Company or any Subsidiary for any period which, if unpaid, would have a Company Material Adverse Effect.

Section 3.19                             Insurance.  The Company and its Subsidiaries are insured against such losses and risks and in such amounts as the Company believes  are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  All such insurance policies insuring the Company, its Subsidiaries and their respective  businesses, assets, employees, officers and directors are in full force and effect.  The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects.  There are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for during the past two years.

Section 3.20                             Dividends. Except as may be restricted by applicable Law or the internal policies of the Company relating to Tax planning (including, but not limited to, foreign currency controls), no Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, in each case, that would reasonably be likely to have a Company Material Adverse Effect.

Section 3.21                             Intellectual Property Rights and Licenses.  The Company and its Subsidiaries own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are of a such nature and significance to the business that the failure to own or have the right to use such items would have a Company Material Adverse Effect (“Intellectual Property Rights”).  The Company (including its Subsidiaries) has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Rights, and, to the Company’s Knowledge, neither the use of the Intellectual Property Rights nor the operation of the Company’s businesses is infringing or has infringed upon any Intellectual Property Rights of others.  All payments have been duly made that are necessary to maintain the Intellectual Property Rights in force.  No claims have been made, and to the Company’s Knowledge, no claims are threatened, that challenge the validity or scope of any material Intellectual Property Rights of the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries have taken reasonable steps to obtain and maintain in force all licenses and other permissions under Intellectual Property Rights of third parties necessary to conduct their businesses as heretofore conducted by them, and now being conducted by them, and as expected to be conducted, and neither the Company nor any of its Subsidiaries is or has been in material breach of any such license or other permission.

Section 3.22                             Environmental Matters.  Except as set forth on the Disclosure Schedule or as disclosed in the SEC Reports and as would not be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Environmental Laws in all material respects. There are no investigations or Actions pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ facilities relating to Environmental Laws.  “Environmental Laws” shall mean all federal, national, state, regional and local laws, statutes, ordinances and regulations, in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including orders, consent decrees or judgments relating to the regulation and protection of human health, safety, the environment and natural resources.

Section 3.23                             Labor, Employment and Benefit Matters.  Neither the Company nor any of its the Subsidiaries is bound by or subject to a collective bargaining agreement or similar written agreement with any organization representing its employees.  There are no existing, or to the Company’s Knowledge, threatened or imminent strikes or other labor disputes against the Company or any of its Subsidiaries that would be reasonably likely to have a Company Material Adverse Effect.  There is no organizing activity involving employees of the Company or any of its Subsidiaries pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened by any labor union or group of employees.  There are no representation Actions pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened with the U.S. National Labor Relations Board, and no labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition.

Section 3.24                             ERISA Matters.  None of the Company nor any of its Subsidiaries (i) has terminated any “employee pension benefit plan” as defined in Section 3(2) of ERISA (as defined below) under circumstances that present a material risk of the Company or any of its Subsidiaries incurring any liability or obligation that would be reasonably likely to have a Company Material Adverse Effect, or (ii) has incurred or expects to incur any outstanding liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder (“ERISA”).

Section 3.25                             Related Party Transactions.  No director or Affiliate nor any family member of any officer, director or Affiliate of the Company has entered into any transaction with the Company or any Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K that has not been so disclosed as required by the rules and regulations of the SEC.

Section 3.26                             Compliance with Law.  The Company is in compliance in all material respects with all applicable Laws, except for such noncompliance that would not reasonably be likely to have a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements.  The Company has not received any notice of, nor does the Company have any Knowledge of, any violation (or of any investigation, inspection, audit or other Action by any Governmental Authority involving allegations of any violation) of any applicable Law involving or related to the Company which has not been dismissed or otherwise disposed of that would be reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements.  The Company has not received notice or otherwise has any knowledge that the Company is charged with, threatened with or under investigation with respect to, any violation of any applicable Law that would reasonably be likely to have a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements.  The Company and, to the Company’s Knowledge, its directors, officers, employees and agents or other Person acting under and with its express authorization have complied in all respects with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder.

Section 3.27                             Money Laundering Laws.  The operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit, claim or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

Section 3.28                             Compliance with NASDAQ Listing Requirements.  The Company is in compliance in all material respects with all currently effective NASDAQ continued listing requirements and corporate governance requirements as applied to the Company.  The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on NASDAQ, trading in the Common Stock has not been suspended, and the Company has taken no action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ.

Section 3.29                             Certain Fees.  Except as set forth in the Disclosure Schedule, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Agreements.

Section 3.30                             Manipulation of Price.  The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Section 3.31                             No Operations in China.  Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries markets, sells or distributes any of its products or services in China or otherwise operates or conducts any business in China.

Section 3.32                             No Additional Representations.  The Investor acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Investor in accordance with the terms hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 4.01                             Due Organization of the Investor.  The Investor has been duly organized and is validly existing and in good standing under the Law of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and each of the Transaction Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.02                             Authorization of Agreements; Enforceability.  Each of this Agreement and the Transaction Agreements, the performance by the Investor of its obligations hereunder and thereunder, and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor.  This Agreement has been and, prior to the Closing, each of the Transaction Agreements will be, validly executed and delivered by the Investor and constitute or will constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.03                             Absence of Defaults and Conflicts.  The execution and delivery by the Investor of this Agreement do not, and the execution and delivery of any of the Transaction Agreements will not, and, subject to obtaining the Governmental Approvals, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Investor or result in the creation of any liens upon any of the properties or assets of the Investor, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Investor, or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.04                             Governmental Approvals.  Assuming the accuracy of the representations of the Company in Section 3.31 of this Agreement, the Investor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in the United States, China or Hong Kong pursuant to any Law or requirement in connection with the execution, delivery and performance by the Investor of any of the Transaction Agreements, other than (i) its obligations under the Exchange Act as a result of its ownership of the Shares, (ii) filings to be made in connection with obtaining approvals from the following Chinese Governmental Authorities: the National Development and Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange, or their respective local branches and (iii) any non-US or non-China approvals (it being understood that this representation as to non-US and non-China approvals is to the Knowledge of the Investor (the “Investor Government Approvals” and together with the

Company Governmental Approvals, the “Governmental Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.04, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by the Investor of the transactions contemplated by any of the Transaction Agreements, except, in each case, for the Investor Government Approvals and such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.05                             Absence of Proceedings.  There is no Action before or brought by any Governmental Authority, now pending or, to the Knowledge of the Investor, threatened against or affecting the Investor, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.06                             Compliance with Laws.  The Investor has complied in all respects with any Chinese or other applicable anti-bribery laws or regulations applicable to it and it’s industry and is not aware of any pending, threatened or ongoing investigation related thereto.

Section 4.07                             Money Laundering Laws.  The operations of the Investor are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit, claim or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Investor with respect to the Money Laundering Laws is pending or, to the Investor’s Knowledge, threatened.  Further, neither the Investor, its Affiliates, nor any of its directors, officers, employees and agents or other Person acting under and with its express authorization have been placed on the US Treasury Office of Foreign Asset Control (“OFAC”) Specially Designated Nationals List, or other OFAC sanction lists.

Section 4.08                             Sufficient Funds.  The Investor shall have on the Closing Date, sufficient funds on hand in United States (U.S.) dollars to pay in full the Purchase Price.

Section 4.09                             Investment Representations; Private Placement.

(a)                                 The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and is acquiring the Shares solely for its own account, as principal and not as a nominee or agent for any other person, for investment and not with a view toward resale or distribution thereof in violation of the Securities Act and the rules and regulations of the SEC promulgated thereunder.  The Investor agrees and acknowledges that the issuance of the Shares to it will not be registered with the SEC under the Securities Act, based upon an exemption from the registration requirements of the Securities Act and it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Shares unless such Transfer is permitted by the Stockholder Agreement and either (i) the Transfer is pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) if requested by the Company, counsel for the Investor (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws.

(b)                                 The Investor agrees and acknowledges that:

(i)                                     the Shares have not been registered under the Securities Act or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on Transfer;

(ii)                                  the terms of the sale of Shares were individually negotiated between the Company on the one hand, and the Investor, on the other;

(iii)                               the Investor has no intention to dissolve and presently engages in activities other than those related to, and holds assets other than, the Shares;

(iv)                              the Investor does not have any contract, undertaking, agreement or arrangement with any person to  Transfer or grant participation to any third person with respect to any of the Shares;

(v)                                 the Investor is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Shares and to make an informed decision relating thereto;

(vi)                              the Investor has the ability to bear the economic risks of the Shares and is able to afford the complete loss of such investment;

(vii)                           the Investor has had an opportunity to ask questions regarding the Shares and the business of the Company, and has acquired sufficient information about the Company to reach an informed decision to acquire the Shares;

(viii)                        the Investor has had an opportunity to receive all information related to the Company and its Subsidiaries requested by it and ask questions of and receive answers from the Company regarding the Company, its Subsidiaries, its business and the terms and conditions of the Shares and the Investor has had an opportunity to consult with counsel and other advisers about the investment in the Shares;

(ix)                              the Issuer has relied solely on its own investigations in making a decision to purchase the Shares, has not relied on the Company or any of its Affiliates, employees or agents for any tax, accounting, legal, financial or other advice and has received no representation or warranty from the Company, or any of its Affiliates, employees or agents, other than those set forth in this Agreement;

(x)                                 the Common Stock is listed on NASDAQ and the Company is required to file reports containing certain business and financial information with the

SEC and may be required to file a copy of this Agreement with the SEC, pursuant to the reporting requirements of the Exchange Act;

(xi)                              for so long as the holder of the Shares is subject to transfer restrictions contained in the Stockholder Agreement, the certificates representing the Shares will bear the following legend:

“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDER AGREEMENT, DATED  JUNE 26, 2014, AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”; and

(xii)                           the Shares shall bear a legend substantially to the effect of the following:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES (1) THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER; (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT; OR (C) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND (2) THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY, FURNISH TO THE TRANSFER AGENT AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(c)                                  Neither the Investor nor any of its Affiliates beneficially owns any Common Stock or any other equity securities of the Company.

Section 4.10                             No Broker’s Fees.  Neither the Investor nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Shares.

Section 4.11                             No Additional Representations.  The Company acknowledges that the Investor does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Investor to the Company in accordance with the terms hereof.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01                             Regulatory Approvals; Commercially Reasonable Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Investor and the Company shall use their commercially reasonable efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:

(i)                                     using their commercially reasonable efforts to obtain and maintain all necessary waivers, consents and approvals, including the Governmental Approvals, from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action, suit, investigation or proceeding by, any Governmental Authority;

(ii)                                  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and

(iii)                               the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)                                 Each of the Investor and the Company shall cooperate in the preparation of any application for the Governmental Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by either the Investor or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Law in connection with the transactions contemplated hereby.

(c)                                  Subject to applicable Law, each of the Investor and the Company shall cooperate with and keep each other reasonably informed as to the status of and the processes and proceedings relating to obtaining the Governmental Approvals and any other actions or activities pursuant to this Section 5.01, and shall promptly notify each other of any material communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, each of the Investor and the Company hereby agree and acknowledge that neither this Section 5.01 nor the “commercially reasonable efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, (i) the Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the Company’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, or (ii) the Investor to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact (a) the rights and benefits reasonably expected by the Investor from the transactions contemplated by this Agreement and the Transaction Agreements or (b) the Investor’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement (any such effect, a “Substantial Detriment”).

Section 5.02          JV Transaction.  Concurrently with the execution of this Agreement, the Parties shall enter into the Share Subscription Agreement attached hereto as Exhibit B (the “JV Transaction”).

Section 5.03          Exchange Act Filings.  The Investor shall timely file and cause its Affiliates to timely file true and complete copies of all forms, reports and documents required to be filed by each with the SEC (including filing any required statements of beneficial ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act) regardless of jurisdiction.

Section 5.04          Certain Pre-Closing Covenants.  From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, (i) the Company shall and shall cause its Subsidiaries to operate their business in the ordinary course of business and substantially in accordance with past practice and (ii) the Company shall not and shall cause its Subsidiaries to not, except as contemplated by the Transaction Agreements and the JV Transaction, or as consented to by Investor in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a)           authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (i) dividends and distributions paid or made on a pro rata basis by Company Subsidiaries and (ii) quarterly dividends to the Company’s stockholders generally  consistent with past practice;

(b)           adopt or propose any change to the stockholders of the Company to its Amended and Restated Articles of Incorporation or its Second Amended and Restated Bylaws in a manner that is reasonably likely to adversely impact the transactions contemplated hereunder or under the other Transaction Agreements or the rights and benefits reasonably expected to be received by the Investor under the Transaction Agreements;

(c)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(d)           sell, assign, transfer, convey, lease, or otherwise dispose of (in whole or in part) any material assets or properties of the Company or its Subsidiaries (other than the disposition of obsolete or worn-out assets), except pursuant to transactions entered into on an arms-length basis;

(e)           take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the parties hereto to consummate the transactions contemplated hereby; or

(f)            agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.05          Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01          Mutual Conditions of Closing.  The obligations of the Company and the Investor to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or mutual written waiver, at or prior to the Closing, of each of the following conditions:

(a)           No Adverse Law, Injunction.  There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding shall be pending before a Governmental Authority of competent jurisdiction that seeks such a Governmental Order;

(b)           Governmental Approvals.  Any Governmental Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired without the imposition of any term, condition or consequence of which is reasonably likely to constitute a Substantial Detriment or a Company Material Adverse Effect or materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements;

(c)           Standstill Agreement.  The Standstill Agreement shall continue to be in full force and effect;

(d)           Stockholder’s Agreement.  The Company and the Investor shall have entered into the Stockholder Agreement; and

(e)           JV Transaction.  The “Closing,” as defined under the Share Subscription Agreement shall have occurred prior to or concurrently with the Closing.

Section 6.02          Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or written waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Investor contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of or speaks only as of an earlier date);

(b)           Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects; and

(c)           Investor Closing Certificate.  The Investor shall have delivered to the Company a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

Section 6.03          Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement  shall be true and correct as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of or speaks only as of an earlier date);

(b)           Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects;

(c)           Company Closing Certificate.  The Company shall have delivered to the Investor a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Sections 6.03(a), (b) and (d) have been satisfied;

(d)           No Material Adverse Effect.  Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Company Material Adverse Effect or that would materially and adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements;

(e)           Investor Largest Shareholder.  Upon consummation of the Closing, the Investor will (i) own at least 15% of the total outstanding shares of Common Stock (but excluding any shares of Common Stock that may be issued, or are deemed or required to be issued, in connection with the exercise of any outstanding stock options that occur after 5:00 p.m. (Pacific time) two Business Days prior to the Closing Date )  and (ii) be the largest shareholder of the Company; and

(f)            Closing Documents.  The Company and its Subsidiaries shall have delivered to the Investor the documents and other materials required to be delivered pursuant to Section 2.04, together with such other documents relating to the transactions contemplated by this Agreement as the Investor  may reasonably request.

ARTICLE VII

TERMINATION

Section 7.01          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Company and the Investor;

(b)           by the Investor, if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from the Investor (or such shorter period between the date of such notice and the Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02(a) or (b) not to be satisfied;

(c)           by the Company, if (i) the Investor shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Investor receives written notice thereof from the Company (or such shorter period between the date of such notice and the applicable Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.03(a) or (b) not to be satisfied;

(d)           by either the Company or the Investor if the Closing shall not have occurred within 90 days after the date hereof (the “Termination Trigger”); provided, however, that if all of the conditions to the Closing set forth in Sections 6.01, 6.02 and 6.03 shall have been satisfied or waived as applicable or shall then be capable of being satisfied (other than the condition set forth in Section 6.01(b)), the Termination Trigger may be extended by the Investor or the Company by written notice to the other party to such date that is thirty (30) days following the initial Termination Trigger; and provided further, that the right to terminate this Agreement under this paragraph (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(e)           by either the Investor or the Company in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to the Investor and the Company), the material terms of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 7.02          Effect of Termination.  Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either party hereto; provided, however, that (i) nothing herein shall relieve either party from liability for any breach of this Agreement that occurred before such termination and (ii) the terms of this Section 7.02 and ARTICLE VIII shall survive any such termination.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01          Survival of Representations and Warranties.  The representations and warranties of the parties contained herein shall survive the Closing Date for a period of eighteen (18) months following the date thereof; provided, however, that (i) the representations and warranties made by the Company pursuant to Sections 3.01, 3.02 and 3.03, and (ii) the representations and warranties made by the Investor pursuant to Sections 4.01, 4.02 and 4.11 shall survive indefinitely.

Section 8.02          Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.03          Public Announcements.  Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the transactions contemplated hereby, and each Party shall have the right to review and comment on any such news releases and other public information disclosures of each other Party.

Section 8.04          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.05          Entire Agreement.  This Agreement and the other Transaction Agreements (including the exhibits and schedules hereto and thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Investor with respect to the subject matter hereof and thereof.

Section 8.06          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

If to the Company:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: Chief Executive Officer
Facsimile: (801) 341-7320

with a copy to:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: General Counsel
Facsimile: (801) 723-1334

If to the Investor:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Yao Fang, President

Facsimile: +86 (21) 23138052

with a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Li Dongjiu, Senior Vice President

Facsimile: +86 (21) 63325581

Section 8.07          Assignment.  This Agreement may not be assigned without the express written consent of the other party and, in the case of an assignment by the Investor, compliance with the following sentence; and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any assignment by the Investor consented to by the Company, the assignee shall agree as a condition to the effectiveness of such assignment in a written instrument in form and substance satisfactory to the Company to assume and agree to be bound by the obligations of such party set forth in this Agreement.  No assignment by any party shall relieve such party from any of its obligations hereunder.

Section 8.08          Amendment.  This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor, or (ii) by a waiver in accordance with Section 8.09.

Section 8.09          Waiver.  The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10          No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.11          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of New York or any other jurisdiction.

(b)           Each of the Investor and the Company irrevocably submits to the exclusive jurisdiction of the State of New York (and any court before which an appeal therefrom may be properly heard in connection with any such appeal), and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12          No Consequential Damages.  No party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

Section 8.13          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14          Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 8.15          Indemnification.

(a)           The Company agrees to indemnify and hold harmless the Investor, each Person who controls the Investor within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Investor Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 8.15(d) below) and expenses (including, without limitation, reasonable  attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by the Company in this Agreement.

(b)           Subject to Section 8.15(c), a party obligated to provide indemnification under this Section 8.15 (an “Indemnifying Party”) shall reimburse the indemnified parties of the applicable other party (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.  If an Indemnified Party makes a claim under this Section 8.15(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(c)           An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.15 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)           The obligations of the Indemnifying Party under this Section 8.15 shall survive the closing or termination of this Agreement and the transactions contemplated hereby for a period of 18 months; provided, however, that if any claim for indemnification is validly made pursuant to this Section 8.15 prior to the expiration of such 18-month period and has not been resolved as of such time, then the provisions of this Section 8.15 shall survive solely with respect to such outstanding claim(s) until all such claim(s) are resolved.  The agreements contained in this Section 8.15 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(e)           The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 8.15 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.16          Payments.  The parties agree to treat any indemnity payments made pursuant to Section 8.15 as adjustments to the Purchase Price for U.S. federal income tax purposes.

Section 8.17          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Gregory L. Probert
	Name:	Gregory L. Probert
	Title:	Chairman and CEO

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD

By:	/s/ Qiyu Chen
	Name:	Qiyu Chen
	Title:	Chairman

[Stock Purchase Agreement Signature Page]